As filed with the Securities and Exchange Commission on March 5, 2007

Registration No. _____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

ACTIVECORE TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its Charter)

Nevada	65-6998896
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

156 Front Street West, Suite 210
Toronto, Ontario M5J 2L6 Canada
(Address, including zip code, of principal executive offices)
________________

Consulting Agreement dated September 10, 2006 between Link Resource Partners, Inc. and Activecore Technologies, Inc.
Consulting Agreement dated November 21, 2006 between 2089489 Ontario Ltd. and Activecore Technologies, Inc.
Technical Services and Consulting Agreement, dated February 7, 2007, between Activecore Technologies, Inc. and 2103493 Ontario Ltd., dba AC Global Communications
ePocket Marketing Research and Sales Lead Generation Agreement, dated March 1, 2007, between Activecore Technologies, Inc. and Richmond West LLC.
Cybux Marketing Research and Sales Lead Generation Agreement, dated January 2, 2007, between Activecore Technologies, Inc. and 1582579 Ontario Inc.
Edgarizing Services Agreement, dated December 26, 2006, between ActiveCore Technolgies, Inc. and Shai Z. Stern & Seth Farbman for Vintage Filings
Independent Contractor Agreement, dated January 16 , 2006 between Activecore Technologies, Inc. and Leslie Sheppard
Independent Contractor Agreement, dated January 16, 2006 between Activecore Technologies, Inc. and Noel Kendall
Independent Contractor Agreement, dated January 2, 2006 between Activecore Technologies, Inc.and Neil Fishenden
Independent Contractor Agreement, dated January 16, 2006 between Activecore Technologies, Inc. and Anthony Walker
Independent Contractor Agreement, dated January 16, 2006 between Activecore Technologies, Inc. and Chris Champion
Independent Contractor Agreement, dated July 12, 2006 between Activecore Technologies, Inc. and Tom Lennox
Bonus Agreement dated February 19, 2007 between Russell Hamilton and Activecore Technologies
Bonus Agreement dated February 19, 2007 between Brooke Marion and Activecore Technologies
Bonus Agreement dated February 19, 2007 between May Ma and Activecore Technologies
Legal Services Agreement between Activecore Technologies, Inc. and Glaholt
Legal Services Agreement between Activecore Technologies, Inc. and Parker Simone
Legal Services Agreement between Activecore Technologies, Inc. and McLeod Dixon
Legal Services Agreement between Activecore Technologies, Inc. and Blake, Cassels & Graydon LLP

_____________
 (Full titles of the plans)
________________

Copies of all communications should be sent to:

Blaine H. Hibberd, P.A.
633 Southeast Third Avenue
Suite 301
Fort Lauderdale, FL 33301

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	87,044,081	$0.027 (2)	$2,350,191	$182.50

(1)
In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1933. For the purposes of this table, we have used the average of the reported closing bid and asked prices on the NASD OTC Bulletin Board as of October 25, 2006, a date within five business days prior to the date of filing of this registration.

EXPLANATORY NOTE

The 87,044,081 shares of Common Stock to be registered pursuant to this Registration Statement are comprised of the following issuances:

a.)	20,784,445 shares to Link Resources for additional consulting services above and beyond the initial agreement relating to mergers and acquisitions

b.)	3,000,000 shares to Richmond West LLC for consulting services relating to U.S sales leads and marketing of the ActiveCore ePocket product set.

c.)	7,500,000 shares to 2103493 Ontario Ltd., dba as AC Global Communications, for marketing services using the ActiveCast product set and technical hosting and maintenance for a period of 2 years.

d.)	9,994,000 shares to 2089489 Ontario Ltd. for consulting services relating to worldwide sales leads and marketing of the Activecore ePocket product set.

e.)	13,000,000 shares to 1582579 Ontario Inc. for consulting services relating to North American sales leads and marketing of the ActiveCore Cybux product set.

f.)	3,000,000 shares to Shai Z. Stern and Seth Farbman for unlimited edgarizing services for a period of two years.

g.)	Earned but unpaid compensation due and owing to the following employees and independent contractors for the following share amounts:

Employee Name:		No. of Shares:
i.	Leslie Sheppard	500,000
ii.	Noel Kendall	1,500,000
iii.	Neil Fishenden	10,000,000
iv.	Anthony Walker	1,000,000
v.	Chris Champion	1,000,000
vi.	Russell Hamilton	300,000
vii.	Brooke Marion	300,000
viii.	May Ma	300,000
ix.	Thomas Peel	750,000
x.	Tom Lennox	8,000,000

h.)	Legal fees owed to the following law firms who provided legal services to Activecore in the following share amounts:

i.	Glaholt (Peter Paul DuVernet)	4,000,000
ii.	Parker Simone	750,000
iii.	MacLeod Dixon	1,000,000
iv.	Blake, Cassels & Graydon LLP	365,636

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (“SEC”) by the Registrant are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 filed with the SEC on April 12, 2006;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005; and

(c)
The description of the Registrant’s common stock contained in its registration statement under Section 12 of the Exchange Act, including any amendment or report included for the purpose of updating the description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 5(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold under this Registration Statement, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is also deemed to be incorporated by reference in this Registration Statement modifies or supersedes the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of ActiveCore to the fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer.

The Registrant’s Bylaws provide that the Registrant shall indemnify its officers and directors against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon an officer or director in connection with any proceeding to which the officer or director may be made a party, or in which the officer or director may become involved, by reason of being or having been an officer or director of the Registrant or is or was serving at the Registrant’s request as a director, officer, employee or agent of the Registrant, partnership, joint venture, trust or enterprise, or any settlement thereof, except in such cases wherein the officer or director is adjudged guilty of willful misfeasance or malfeasance in the performance of the officer's or director's duties. In the event of a settlement, the indemnification only applies when the Registrant’s Board of Directors approves such settlement and reimbursement as being in the best interests of the Registrant.

The Bylaws further provide that the Registrant will indemnify its officers and Directors against expenses of a suit, litigation or other proceeding that is specifically permissible under applicable law. Nevada law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with Nevada law.

The foregoing provisions affecting personal liability do not abrogate a director's fiduciary duty to the Registrant and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Registrant and those of the director, or for violations of the federal securities laws. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, for the receipt of illegal remuneration or if the officer or director received a benefit in money, property or services to which the officer or director is not legally entitled.

Nevada Revised Statute Section 78.7502 provides that:

(i) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

(ii) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

(iii) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Nevada Revise Statute Section 78.751 provides that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) by our stockholders;

(b) by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

(d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

(e) by court order.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion and consent of Blaine H. Hibberd, P.A. with respect to the legality of the issuance of securities being issued -- filed herewith.

The Exhibits to this Registration Statement are listed in the Index to Exhibits.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 2nd day of March, 2007.

ACTIVECORE TECHNOLOGIES INC

By:	/s/ Peter Hamilton
Name: Peter Hamilton
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date

(a) Principal Executive Officer
/s/ Peter Hamilton Peter Hamilton	President, Chief Executive Officer and Director	March 2, 2007

(b) Principal Financial and Accounting Officer
/s/ Peter Hamilton Peter Hamilton	Chief Financial Officer (Acting)	March 2, 2007

(c) Directors
/s/ Stephen Lewis Stephen Lewis	Director	March 2, 2007
/s/ Steven Smith Steven Smith	Director	March 2, 2007

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Hamilton as his true and lawful attorney-in-fact and agent, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement, and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the above Power of Attorney has been signed below by the following persons in the capacities indicated.

Signature	Title	Date
/s/ Peter Hamilton Peter Hamilton	President, Chief Executive Officer and Director	March 2, 2007
/s/ Stephen Lewis Stephen Lewis	Director	March 2, 2007
/s/ Steven Smith Steven Smith	Director	March 2, 2007
/s/ Peter Hamilton Peter Hamilton	Chief Financial Officer (Acting)	March 2, 2007